                                                                   Exhibit 12(b)
                 Aon Corporation and Consolidated Subsidiaries
                   Combined With Unconsolidated Subsidiaries
          Computation of Ratio of Earnings to Combined Fixed Charges
                         and Preferred Stock Dividends



                                                            Years Ended December 31,
                                                 ----------------------------------------------
(millions except ratios)                          1994      1993    1992(1)     1991      1990
                                                 ------    ------   -------    ------    ------
Income from continuing operations
   before provision for income taxes             $537.6    $479.1    $290.5    $331.5    $325.2

Add back fixed charges:

Interest on indebtedness                           46.4      42.3      41.9      40.7      44.4

Interest on ESOP                                    5.9       6.5       6.9       7.2       7.4

Portion of rents representative of
   interest factor                                 28.7      26.1      19.2      15.4      13.2
                                                 ------    ------    ------    ------    ------

   Income as adjusted                            $618.6    $554.0    $358.5    $394.8    $390.2
                                                 ======    ======    ======    ======    ======

Fixed charges and preferred stock dividends:

Interest on indebtedness:

Aon Corporation and
  consolidated subsidiaries                      $ 46.4    $ 42.3    $ 41.9    $ 40.7    $ 43.9

Unconsolidated subsidiaries                           -         -         -         -       0.5

Preferred stock dividends                          48.4      47.5      20.3       3.5       2.0
                                                 ------    ------    ------    ------    ------

   Interest and dividends                          94.8      89.8      62.2      44.2      46.4

Interest on ESOP                                    5.9       6.5       6.9       7.2       7.4

Portion of rents representative of
   interest factor                                 28.7      26.1      19.2      15.4      13.2
                                                 ------    ------    ------    ------    ------

   Total fixed charges and preferred
      stock dividends                            $129.4    $122.4    $ 88.3    $ 66.8    $ 67.0
                                                 ======    ======    ======    ======    ======

Ratio of earnings to combined fixed
 charges and preferred stock                        4.8       4.5       4.1       5.9       5.8
                                                 ======    ======    ======    ======    ======

    (1) Income from continuing operations before provision for income taxes excludes the cumulative effect of changes in accounting principles.


                                      285